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METLIFE ANNOUNCES THIRD QUARTER 2007 RESULTS
— Reports Net Income Available to Common Shareholders
of $1.29 Per Diluted Common Share —
— Reports Operating Earnings Available to Common Shareholders
of $1.52 Per Diluted Common Share —
NEW YORK, October 31, 2007 — MetLife, Inc. (NYSE: MET) today reported third quarter 2007 net income1 of $985 million, or $1.29 per diluted common share, compared with $999 million, or $1.29 per diluted common share, for the third quarter of 2006.

	For the three months ended September 30,
	2007	2006
	(In millions, except per common share data)
Net income available to common shareholders	$985	$999
Net income available to common shareholders per diluted common share	$1.29	$1.29
Operating earnings available to common shareholders[2]	$1,161	$958
Operating earnings available to common shareholders per diluted common share[2]	$1.52	$1.24

Book value per diluted common share	$42.88	$38.22
Book value per diluted common share, excluding accumulated other comprehensive income[2]	$42.81	$35.78
1All references in this press release (other than in any of the tables and in the Non-GAAP and Other Financial Disclosures discussion below) to net income, net income per diluted common share, operating earnings and operating earnings per diluted common share should be read as net income available to common shareholders, net income available to common shareholders per diluted common share, operating earnings available to common shareholders and operating earnings available to common shareholders per diluted common share, respectively.
2Operating earnings available to common shareholders, operating earnings available to common shareholders per diluted common share and book value per diluted common share, excluding accumulated other comprehensive income, are not calculated based on generally accepted accounting principles (GAAP). Information regarding non-GAAP financial measures in this press release and the reconciliation of them to GAAP measures are provided in the Non-GAAP and Other Financial Disclosures discussion below, as well as in the tables that accompany this release.

Third Quarter Highlights
•	Individual annuity statutory premiums and deposits in the United States of $4.4 billion, up 22% from the prior year period
•	Record operating earnings in the International segment
•	Record operating earnings in the non-medical health business
•	A record $563.1 billion in total assets
Operating earnings for the third quarter of 2007 were $1,161 million, or $1.52 per diluted common share, compared with $958 million, or $1.24 per diluted common share, for the prior year period.
“During the third quarter of 2007, MetLife achieved strong growth over the prior year period in its bottom line, driven by solid underwriting and good investment results, despite a challenging market environment,” said C. Robert Henrikson, chairman of the board, president and chief executive officer of MetLife, Inc. “During the quarter, we increased annuity deposits in the U.S., Japan and South Korea; achieved a new operating earnings record in International; and generated strong operating earnings growth in Institutional.”
“We’re extremely pleased with our strong performance in the first nine months of 2007, during which we grew our business and repurchased $975 million in common stock. These efforts, combined with the recently announced 25% increase in our common stock dividend, further demonstrate our ongoing commitment to build shareholder value,” added Henrikson.
Third Quarter Segment Overview
Reconciliations of segment net income to segment operating earnings are provided in the tables that accompany this release.
Institutional Business Earnings of $467 Million, up 20%
Institutional Business operating earnings for the third quarter of 2007 were $467 million, compared with $390 million in the prior year period. During the quarter, the segment grew its asset base, produced strong underwriting results, experienced solid interest spreads and incurred lower expenses.
Group life operating earnings during the third quarter of 2007 grew 20% to $121 million, compared with $101 million in the prior year period. The growth in operating earnings was driven by an 8% increase in premiums, fees and other revenues over the prior year period, continued good underwriting results and higher interest spreads. This was offset, in part, by an increase in amortization of deferred acquisition costs of $3 million, net of income tax, resulting from the adoption of AICPA Statement of Position (SOP) 05-1.
Retirement & savings operating earnings were $240 million in the third quarter of 2007, up 19% from the $201 million earned in the prior year period. During the quarter, a 12% increase in the general account assets and lower expenses more than offset tighter interest spreads. Retirement & savings’ total assets reached a record $127 billion.
Non-medical health & other operating earnings were a record $106 million during the third quarter of 2007, up 20% from $88 million in the prior year period. The increase in operating earnings was mostly driven by excellent underwriting results. The operating earnings growth was partially offset by an increase in amortization of deferred acquisition costs of $6 million, net of income tax, resulting from the adoption of SOP 05-1. During the quarter, premiums, fees and other revenues increased 6% over the prior year period.
Individual Business Earnings of $363 Million
Individual Business operating earnings were $363 million in the third quarter of 2007, compared with $367 million in the prior year period.
Annuity operating earnings grew 22% from $192 million in the prior year period to $235 million in the third quarter of 2007. Fees for separate account investment-type products within the annuity business increased 21% compared with the third quarter of 2006. In addition, total annuity statutory premiums and deposits grew 22% over the prior year period to $4.4 billion while total annuity assets reached $135 billion.
Total life operating earnings declined to $117 million, compared with $167 million in the prior year period, due to higher expenses and lower underwriting margins. In addition, operating earnings in the prior year period benefited from a $12 million reserve reduction. During the third quarter of 2007, total life first year premiums and deposits grew 14% over the prior year period with sales up in both the independent and affiliated channels.
Auto & Home Earnings Remain Strong at $109 Million
Auto & Home operating earnings were $109 million in the third quarter of 2007, up slightly from $107 million in the prior year period. The segment benefited from favorable non-catastrophe claim development related to prior accident years of $18 million, net of income tax, compared to $27 million, net of income tax, in the prior year period. In addition, catastrophe losses were lower than expected during the third quarter of 2007.
International Earnings Reach a Record $134 Million
International operating earnings were a record $134 million in the third quarter of 2007, 86% higher than the $72 million earned in the prior year period. International’s strong performance was primarily due to business growth in the Latin America and Asia Pacific regions. During the quarter, International also benefited from a $10 million, net of income tax, benefit from an adjustment to deferred acquisition costs and an $8 million, net of income tax, claim liability reduction in the Latin America region.
International premiums, fees and other revenues grew 15% over the prior year period to exceed $1 billion. In Japan, MSI MetLife achieved annuity deposits of 196 billion yen ($1.7 billion), a 10% increase over the prior year period on a local currency basis. In addition, total assets in Japan reached $24.2 billion. In South Korea on a local currency basis, annuity deposits more than tripled to 150 billion won ($162 million) compared to the prior year period.
Investments
MetLife’s investment portfolio continued to deliver strong results in the third quarter of 2007. Before income tax and the impact on deferred acquisition costs, variable investment income was approximately $145 million higher than plan, driven primarily by higher corporate joint venture income. During the third quarter of 2007, the unusual volatility in the equity and fixed income markets resulted in hedge fund losses of $25 million, net of income tax.

During the third quarter of 2007, MetLife took advantage of higher interest rates to improve its investment portfolio return. This activity contributed to net realized investment losses, after income tax, of $215 million. Included in this result were net derivative losses, after income tax, of $60 million related to positions that protect economic value but do not qualify for hedge accounting.
Corporate Events
Share Repurchase
For the quarter ended September 30, 2007, MetLife repurchased 3.2 million shares of common stock at an aggregate cost of $200 million. At September 30, 2007, MetLife had $1.2 billion remaining on its existing share repurchase authorizations. In the fourth quarter of 2007, MetLife plans to repurchase approximately $750 million of its common stock pursuant to an accelerated share repurchase agreement.
Earnings Conference Call
MetLife will hold its third quarter 2007 earnings conference call and audio Webcast on Thursday, November 1, 2007, from 8:00 to 9:00 a.m. (ET). The conference call will be available live via telephone and the Internet. To listen over the telephone, dial (612) 326-1003 (domestic and international callers). To listen to the conference call over the Internet, visit www.metlife.com (through a link on the Investor Relations page). Those who want to listen to the call on the telephone or via the Internet should dial in or go to the Web site at least fifteen minutes prior to the call to register, and/or download and install any necessary audio software.
The conference call will be available for replay via telephone and the Internet beginning at 11:30 a.m. (ET) on Thursday, November 1, 2007, until Thursday, November 8, 2007, at 11:59 p.m. (ET). To listen to a replay of the conference call over the telephone, dial (320) 365-3844 (domestic and international callers). The access code for the replay is 875261. To access the replay of the conference call over the Internet, visit the above-mentioned Web site.
Non-GAAP and Other Financial Disclosures
MetLife analyzes its performance using so-called non-GAAP measures, including operating earnings available to common shareholders and operating earnings available to common shareholders per diluted common share. Operating earnings available to common shareholders is defined as GAAP net income, excluding net investment gains and losses, net of income tax, adjustments related to net investment gains and losses, net of income tax, and discontinued operations other than discontinued real estate, net of income tax, less preferred stock dividends which are recorded in Corporate & Other. Scheduled periodic settlement payments on derivative instruments not qualifying for hedge accounting treatment are included in operating earnings available to common shareholders. Operating earnings available to common shareholders per diluted common share is calculated by dividing operating earnings available to common shareholders by the number of weighted average diluted common shares outstanding for the period indicated. MetLife believes these measures enhance the understanding and comparability of its performance by excluding net investment gains and losses, net of income tax, and adjustments related to net investment gains and losses, net of income tax, both of which can fluctuate significantly from period to period, and discontinued operations other than discontinued real estate, net of income tax, thereby highlighting the results from operations and the underlying profitability drivers of the business. Operating earnings available to common shareholders and operating earnings available to common shareholders per diluted common share should not be viewed as substitutes for GAAP net income available to common shareholders and GAAP net income available to common shareholders per diluted common share, respectively.

	For the three months ended September 30,
	2007		2006
	(In millions, except per common share data)
Net income available to common shareholders	$985	$1.29	$999	$1.29
Less: Net investment gains (losses), net of income tax[1]	(215)	(0.28)	164	0.21
Less: Adjustments related to net investment gains (losses), net of income tax[2]	5	0.01	(121)	(0.16)
Less: Discontinued operations, net of income tax[3]	34	0.04	(2)	(0.00)

Operating earnings available to common shareholders	$1,161	$1.52	$958	$1.24

Book value per diluted common share		$42.88		$38.22
Less: Accumulated other comprehensive income per diluted common share		0.07		2.44

Book value per diluted common share, excluding accumulated other comprehensive income		$42.81		$35.78

(1) Net investment gains (losses), net of income tax, includes gains (losses) on sales of real estate and real estate joint ventures related to discontinued operations of $0 million and $63 million for the three months ended September 30, 2007 and 2006, respectively, and excludes gains (losses) of $41 million and $61 million for the three months ended September 30, 2007 and 2006, respectively, from scheduled periodic settlement payments on derivative instruments not qualifying for hedge accounting treatment.
(2) Adjustments related to net investment gains (losses), net of income tax, include amortization of unearned revenue and deferred acquisition costs, adjustments to the policyholder dividend obligation and amounts allocable to certain participating contracts.
(3) Discontinued operations, net of income tax, excludes gains (losses) from discontinued operations related to real estate and real estate joint ventures.
Net income available to common shareholders and net income available to common shareholders per diluted common share are defined as net income and net income per diluted common share less preferred stock dividends, respectively.
This release contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to trends in the operations and financial results and the business and the products of the company and its subsidiaries, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend” and other similar expressions. Forward-looking statements are made based upon management’s current expectations and beliefs concerning future developments and their potential effects on the company. Such forward-looking statements are not guarantees of future performance.
Actual results may differ materially from those included in the forward-looking statements as a result of risks and uncertainties including, but not limited to, the following: (i) changes in general economic conditions, including the performance of financial markets and interest rates; (ii) heightened competition, including with respect to pricing, entry of new competitors, the development of new products by new and existing competitors and for personnel; (iii) investment losses and defaults; (iv) unanticipated changes in industry trends; (v) catastrophe losses; (vi) ineffectiveness of risk management policies and procedures; (vii) changes in accounting standards, practices and/or policies; (viii) changes in assumptions related to deferred policy acquisition costs, value of business acquired or goodwill; (ix) discrepancies between actual claims experience and assumptions used in setting prices for the company’s products and establishing the liabilities for the company’s obligations for future policy benefits and claims; (x) discrepancies between actual experience and assumptions used in establishing liabilities related to other contingencies or obligations; (xi) adverse results or other consequences from litigation, arbitration or regulatory investigations; (xii) downgrades in the company’s and its affiliates’ claims paying ability, financial strength or credit ratings; (xiii) regulatory, legislative or tax changes that may affect the cost of, or demand for, the company’s products or services; (xiv) MetLife, Inc.’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; (xv) deterioration in the experience of the “closed block” established in connection with the reorganization of Metropolitan Life Insurance Company; (xvi) economic, political, currency and other risks relating to the company’s international operations; (xvii) the effects of business disruption or economic contraction due to terrorism or other hostilities; (xviii) the company’s ability to identify and consummate on successful terms any future acquisitions, and to successfully integrate acquired businesses with minimal disruption; and (xix) other risks and uncertainties described from time to time in MetLife, Inc.’s filings with the U.S. Securities and Exchange Commission. The company specifically disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
MetLife, Inc. is a leading provider of insurance and financial services with operations throughout the United States and the Latin America, Europe and Asia Pacific regions. Through its domestic and international subsidiaries and affiliates, MetLife, Inc. reaches more than 70 million customers around the world and MetLife is the largest life insurer in the United States (based on life insurance in-force). The MetLife companies offer life insurance, annuities, auto and home insurance, retail banking and other financial services to individuals, as well as group insurance, reinsurance and retirement & savings products and services to corporations and other institutions. For more information, please visit www.metlife.com.
For a copy of MetLife’s Quarterly Financial Supplement, please visit www.metlife.com.
# # #

MetLife, Inc.
Interim Condensed Consolidated Statements of Income
For the Three Months and Nine Months Ended September 30, 2007 and 2006 (Unaudited)
(In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues
Premiums	$6,944	$6,577	$20,612	$19,433
Universal life and investment-type product policy fees	1,315	1,188	3,902	3,548
Net investment income	4,701	4,168	14,059	12,522
Other revenues	364	339	1,159	1,002
Net investment gains (losses)	(269)	256	(546)	(1,094)

Total revenues	13,055	12,528	39,186	35,411

Expenses
Policyholder benefits and claims	7,019	6,712	20,647	19,448
Interest credited to policyholder account balances	1,459	1,334	4,300	3,785
Policyholder dividends	433	422	1,289	1,268
Other expenses	2,757	2,744	8,487	7,782

Total expenses	11,668	11,212	34,723	32,283

Income from continuing operations before provision for income tax	1,387	1,316	4,463	3,128
Provision for income tax	402	357	1,295	846

Income from continuing operations	985	959	3,168	2,282
Income (loss) from discontinued operations, net of income tax	34	74	31	148

Net income	1,019	1,033	3,199	2,430
Preferred stock dividends	34	34	102	100

Net income available to common shareholders	$985	$999	$3,097	$2,330

Operating Earnings Available to Common Shareholders Reconciliation
Net income available to common shareholders	$985	$999	$3,097	$2,330
Net investment gains (losses)	(339)	256	(743)	(1,207)
Minority interest — net investment gains (losses)	10	—	18	2
Net investment gains (losses) tax benefit (provision)	114	(92)	259	417

Net investment gains (losses), net of income tax (1) (2)	(215)	164	(466)	(788)

Adjustments related to universal life and investment-type product policy fees	(4)	3	(14)	(9)
Adjustments related to policyholder benefits and dividends	(65)	(204)	(164)	(12)
Adjustments related to other expenses	77	14	151	182
Adjustments related to tax benefit (provision)	(3)	66	10	(58)

Adjustments related to net investment gains (losses), net of income tax (3)	5	(121)	(17)	103

Discontinued operations, net of income tax (4)	34	(2)	26	47

Operating earnings available to common shareholders	$1,161	$958	$3,554	$2,968

(1)	Net investment gains (losses), net of income tax, excludes scheduled periodic settlement payments on derivative instruments not qualifying for hedge accounting treatment of $41 million and $61 million for the three months ended September 30, 2007 and 2006, respectively, and $120 million and $130 million for the nine months ended September 30, 2007 and 2006, respectively.

(2)	Net investment gains (losses), net of income tax, from real estate and real estate joint ventures includes discontinued operations of $0 million and $63 million for the three months ended September 30, 2007 and 2006, respectively, and $3 million and $58 million for the nine months ended September 30, 2007 and 2006, respectively.

(3)	Adjustments related to net investment gains (losses), net of income tax, includes amortization of unearned revenue and deferred policy acquisition costs, adjustments to the policyholder dividend obligation and amounts allocable to certain participating contracts.

(4)	Discontinued operations, net of income tax, excludes gains (losses) from discontinued operations related to real estate and real estate joint ventures.

MetLife, Inc.
Financial Highlights
Unaudited
(In millions, except per common share data or unless otherwise noted)

	At or For the Three Months		At or For the Nine Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006
Other Financial Data:
Net income available to common shareholders	$985	$999	$3,097	$2,330
Operating earnings available to common shareholders	$1,161	$958	$3,554	$2,968
Total assets (billions)	$563.1	$516.2	$563.1	$516.2

Individual Business Sales Data:
Total first year life premiums and deposits	$278	$244	$756	$841
Variable and Universal life first year premiums and deposits (including COLI/BOLI)	$224	$198	$596	$695
Total annuity deposits	$4,398	$3,607	$12,566	$11,702

Earnings Per Common Share Calculation:
Weighted average common shares outstanding — diluted	762.7	773.7	765.2	769.9
Operating earnings available to common shareholders per common share — diluted	$1.52	$1.24	$4.64	$3.86
Net income available to common shareholders per common share — diluted	$1.29	$1.29	$4.05	$3.03

MetLife, Inc.
Interim Condensed Consolidated Balance Sheet Data
September 30, 2007 and December 31, 2006 (Unaudited)
(In millions)

	September 30,	December 31,
	2007	2006
Balance Sheet Data:
General account assets	$402,398	$383,350
Separate account assets	160,679	144,365

Total assets	$563,077	$527,715

Policyholder liabilities	$282,046	$270,599
Short-term debt	1,880	1,449
Long-term debt	12,636	9,979
Junior subordinated debt securities	3,780	3,780
Shares subject to mandatory redemption	279	278
Other liabilities	67,031	63,467
Separate account liabilities	160,679	144,365

Total liabilities	528,331	493,917

Preferred stock, at par value	1	1
Common stock, at par value	8	8
Additional paid-in capital	17,522	17,454
Retained earnings	19,342	16,574
Treasury stock	(2,183)	(1,357)
Accumulated other comprehensive income (loss)	56	1,118

Total stockholders’ equity	34,746	33,798

Total liabilities and stockholders’ equity	$563,077	$527,715

MetLife, Inc.
Reconciliations of Net Income Available to Common Shareholders to Operating Earnings Available to Common Shareholders
Unaudited
(In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Total Institutional Operations
Net income available to common shareholders	$272	$486	$990	$908
Net investment gains (losses), net of income tax	(176)	150	(432)	(352)
Adjustments related to net investment gains (losses), net of income tax	(19)	(54)	(18)	1

Operating earnings available to common shareholders	$467	$390	$1,440	$1,259

Institutional Operations:
Group Life
Net income available to common shareholders	$65	$91	$321	$276
Net investment gains (losses), net of income tax	(57)	(10)	(50)	(59)
Adjustments related to net investment gains (losses), net of income tax	1	—	1	4

Operating earnings available to common shareholders	$121	$101	$370	$331

Retirement & Savings
Net income available to common shareholders	$46	$290	$403	$420
Net investment gains (losses), net of income tax	(190)	105	(391)	(250)
Adjustments related to net investment gains (losses), net of income tax	(4)	(16)	(11)	(13)

Operating earnings available to common shareholders	$240	$201	$805	$683

Non-Medical Health & Other
Net income available to common shareholders	$161	$105	$266	$212
Net investment gains (losses), net of income tax	71	55	9	(43)
Adjustments related to net investment gains (losses), net of income tax	(16)	(38)	(8)	10

Operating earnings available to common shareholders	$106	$88	$265	$245

Total Individual Operations
Net income available to common shareholders	$327	$401	$1,009	$913
Net investment gains (losses), net of income tax	(22)	53	(79)	(316)
Adjustments related to net investment gains (losses), net of income tax	(14)	(19)	(43)	101

Operating earnings available to common shareholders	$363	$367	$1,131	$1,128

Individual Operations:
Traditional Life
Net income available to common shareholders	$(4)	$55	$110	$217
Net investment gains (losses), net of income tax	(51)	(14)	(31)	(106)
Adjustments related to net investment gains (losses), net of income tax	(7)	(4)	(52)	55

Operating earnings available to common shareholders	$54	$73	$193	$268

Variable & Universal Life
Net income available to common shareholders	$57	$105	$154	$176
Net investment gains (losses), net of income tax	(11)	14	(60)	(47)
Adjustments related to net investment gains (losses), net of income tax	5	(3)	12	12

Operating earnings available to common shareholders	$63	$94	$202	$211

Annuities
Net income available to common shareholders	$272	$236	$736	$507
Net investment gains (losses), net of income tax	49	56	24	(151)
Adjustments related to net investment gains (losses), net of income tax	(12)	(12)	(3)	34

Operating earnings available to common shareholders	$235	$192	$715	$624

Other
Net income (loss) available to common shareholders	$2	$5	$9	$13
Net investment gains (losses), net of income tax	(9)	(3)	(12)	(12)

Operating earnings available to common shareholders	$11	$8	$21	$25

Total Auto & Home
Net income available to common shareholders	$109	$106	$331	$296
Net investment gains (losses), net of income tax	—	(1)	8	(3)

Operating earnings available to common shareholders	$109	$107	$323	$299

Auto & Home:
Auto
Net income available to common shareholders	$77	$87	$221	$219
Net investment gains (losses), net of income tax	1	(1)	6	(2)

Operating earnings available to common shareholders	$76	$88	$215	$221

Homeowners & Other
Net income available to common shareholders	$32	$19	$110	$77
Net investment gains (losses), net of income tax	(1)	—	2	(1)

Operating earnings available to common shareholders	$33	$19	$108	$78

MetLife, Inc.
Reconciliations of Net Income Available to Common Shareholders to Operating Earnings Available to Common Shareholders
Unaudited
(In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

International
Net income available to common shareholders	$203	$11	$430	$216
Net investment gains (losses), net of income tax	14	(11)	43	(11)
Adjustments related to net investment gains (losses), net of income tax	11	(48)	15	(2)
Discontinued operations, net of income tax	44	(2)	(3)	17

Operating earnings available to common shareholders	$134	$72	$375	$212

Reinsurance
Net income available to common shareholders	$37	$30	$105	$83
Net investment gains (losses), net of income tax	(33)	1	(41)	(2)
Adjustments related to net investment gains (losses), net of income tax	27	—	29	3

Operating earnings available to common shareholders	$43	$29	$117	$82

Corporate, Other & Eliminations
Net income available to common shareholders	$37	$(35)	$232	$(86)
Net investment gains (losses), net of income tax	2	(28)	35	(104)
Discontinued operations, net of income tax	(10)	—	29	30

Operating earnings available to common shareholders	$45	$(7)	$168	$(12)